As filed with the Securities and Exchange Commission on November 18, 2015.
Registration No. 333-141033

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
to
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

OM GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	52-1736882
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

950 Main Avenue,
Suite 1300
Cleveland, Ohio	44113-7210
(Address of principal executive offices)	(Zip Code)
OM Group, Inc. 2002 Stock Incentive Plan
and
Inducement Stock Option Grant to Joseph M. Scaminace
 (Full title of the plans)
Ed Yocum
Executive Vice President, General Counsel and Secretary
OM Group, Inc.
950 Main Avenue, Suite 1300
Cleveland, Ohio 44113-7210
(Name and address of agent for service)
(216) 781-0083
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
DEREGISTRATION OF UNSOLD SECURITIES
On March 2, 2007, OM Group, Inc. (the “Company”) filed with the Securities and Exchange Commission a Registration Statement on Form S-8 (Registration Statement No. 333-141033) (the “Form S-8”) registering 1,400,000 shares of the Company’s Common Stock, $0.01 par value (the “Shares”) to be issued to participants under the Company’s 2002 Stock Incentive Plan (the “Stock Plan”) and 88,934 Shares covered by the inducement option grant made to Mr. Scaminace (the “Inducement Option” and, together with the Stock Plan, the “Plans”). The Company is no longer issuing securities under the Plans. This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 is being filed in order to deregister all Shares that were registered under the Form S-8 and remain unissued under the Plans.
On October 28, 2015, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 31, 2015, by and among AP VIII Duke Holdings, L.P., a Delaware limited partnership (“Parent”), by assignment from AP VIII Duke Holdings GP, LLC (formerly known as Duke Acquisition Holdings, LLC), Duke Acquisition, Inc., a Delaware corporation (“Merger Sub”), MacDermid Americas Acquisitions Inc. (“Carve-Out Buyer”) and the Company, Merger Sub merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent (the “Merger”).
In connection with the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statement. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering, the Company is filing this post-effective amendment to the Registration Statement to deregister all such securities of the Company registered under the Registration Statement that remain unsold as of the effective time of the Merger, if any.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, and the State of Ohio, on November 18, 2015. The following person is signing this Post-Effective Amendment on behalf of the registrant in reliance upon Rule 478 under the Securities Act.

OM GROUP, INC.

By:	/s/ Ed Yocum
Ed Yocum
Executive Vice President, General Counsel and Secretary